FOR IMMEDIATE RELEASE

CONTACT:	Brian R. Haskell
Vice President & General Counsel
401-274-5658 ext. 738
                            www.nestor.com

NESTOR, INC. ANNOUNCES BOARD MEMBER RESIGNATION
PROVIDENCE, RI--(Marketwire - August 12, 2008) - Nestor, Inc. (OTCBB: NEST), a leading provider of advanced automated traffic enforcement solutions and services announced that Edward F. Heil has resigned as a member of the Company’s Board of Directors, effective August 8, 2008.  The Company is not presently seeking a replacement for Mr. Heil.  The Company’s Nominating Committee is considering potential Board member candidates to replace Class I directors whose term expires at the next Annual Meeting of Shareholders and may consider a replacement for the Class II vacancy brought about by Mr. Heil’s resignation.

Clarence Davis, Chief Executive Officer, stated that “We truly appreciate the efforts and support that Ed Heil has provided.  His contributions have been invaluable to the Board and to the operation of the Company, and he will be sorely missed.”

Nestor Traffic Systems provides automated traffic enforcement solutions to state and municipal governments.  Our CrossingGuard® red light enforcement system uses patented multiple, time-synchronized videos to capture comprehensive evidence of red light violations.  In addition, CrossingGuard® offers customers a unique Collision Avoidance™ safety feature that can help prevent intersection collisions.  We also offer a video-based ViDAR™ speed detection and imaging system which uses non-detectable, passive video detection and enforces multiple, simultaneous violations bi-directionally.  Nestor Traffic Systems is a distributor for the Vitronic PoliScanSpeed™ scanning LiDAR, capable of tracking multiple vehicles in multiple lanes simultaneously.  CrossingGuard®  and ViDAR™ are registered trademarks of Nestor Traffic Systems, Inc.  PoliScanSpeed™ is a trademark of Vitronic.  For more information, call (401) 274-5658 or visit www.nestor.com.

Statements in this press release about future expectations, plans and prospects for Nestor, including statements containing the words "expects," "will," and similar expressions, constitute forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934. We may not achieve the plans, intentions or expectations disclosed in our forward-looking statements and investors should not place undue reliance on our forward-looking statements. Actual results may differ materially from those indicated by such forward-looking statements as a result of various factors, including: market acceptance of our products, competition, further approvals of contracted approaches, legal and legislative challenges to automated traffic enforcement, patent protection of our technology, and other factors discussed in Risk Factors in our most recent Annual Report on Form 10-K filed with the SEC. Investors are advised to read our Annual Report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K filed after our most recent annual or quarterly report. The forward-looking statements included in this press release represent our current views and we specifically disclaim any obligation to update these forward-looking statements in the future.

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